UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TIAA-CREF INSTITUTIONAL MUTUAL FUNDS
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145810-2

TIAA-CREF

PRESS RELEASE

TIAA-CREF Institutional Mutual Funds’ Independent Board Approves Re-Soliciting
Shareholders of Eight Funds for New Investment Management Agreement

Agreement Would Provide Sustainable Fee Structure and Keep the Funds Competitive with
Lower-Priced Offerings in the Industry

NEW YORK, November 2, 2005 – The fully independent Board of Trustees of the TIAA-CREF Institutional Mutual Funds (the “Funds”) has unanimously determined, upon the recommendation of Teachers Advisors, Inc., the Funds’ investment advisor (the “Advisor”), to re-solicit shareholders for approval of a new investment management agreement for eight funds: the International Equity, Large-Cap Value, Small-Cap Equity, Real Estate Securities, Social Choice Equity, Bond, Inflation-Linked Bond and Money Market Funds.

“The new agreement is the best alternative for the Funds’ shareholders and for all TIAA-CREF participants because it will allow the fees for these funds to cover their costs of operation while remaining competitive with lower-priced offerings in the industry,” said TIAA-CREF Chief Executive Herb Allison. “Even though much of TIAA-CREF runs on a nonprofit basis, our operations must be financially self-sustaining over time.”

“After careful consideration, the Board of Trustees agrees with the Advisor that approving this new agreement is the best option for fund shareholders,” said Board Chair Dr. Nancy L. Jacob.

This proposal affects the TIAA-CREF Institutional Mutual Funds, which represent only two percent of TIAA-CREF’s total managed assets. It would not affect 98% of TIAA-CREF’s assets under management nor any of the following TIAA-CREF products:

•	College Retirement Equities Fund (CREF) accounts
•	The TIAA Real Estate Account
•	The TIAA Traditional Annuity
•	After-tax annuities
•	Variable life insurance products.

The Advisor determined, and the Board concurred, that shareholders of the Growth Equity Fund will not be re-solicited, in part because, as noted in the proxy dated July 5, 2005, the Advisor committed not to raise the fee on that fund for a period of two years, even if the new agreement were approved.

An Opportunity for Sustainability

The proposal for the eight funds is the same as the proposal for those funds originally presented to shareholders in the July proxy statement, and voted on at a special shareholder meeting on August 31, 2005. In its August 4, 2005 report on the original proposal, Institutional Shareholder Services – a leading independent proxy advisory firm – recommended that shareholders vote FOR the new agreement.

At the August 31 meeting, a new investment management agreement with the Advisor was approved for 21 of the TIAA-CREF Institutional Mutual Funds, and was not approved for the eight funds noted above or for the Growth Equity Fund.

Following the vote on August 31, the Advisor received indications that certain large, institutional shareholders might be willing to re-examine the proposal. Based on this feedback, and an assessment of the various alternative courses of action, the Board, at the recommendation of the Advisor, decided to provide shareholders of the eight funds with another opportunity to consider the new investment management agreement.

Based on the circumstances and alternatives presented by the Advisor, the Board believes that a new investment management agreement is the best option available to shareholders of the Funds and recommends that shareholders vote “FOR” it. After an in-depth review, it was determined that the proposal would benefit shareholders because it enables the Advisor to continue to offer the high-quality service that shareholders have come to expect from TIAA-CREF.

The proposal also would allow the Advisor to retain and attract talented investment professionals and add qualified staff to the Funds’ management team. Even with the new agreement, the Funds overall would remain competitive with lower-priced offerings in the industry.

A Fee Increase Could Save the Funds

Since their inception, the Funds have generally operated at a loss to the Advisor. As a result, the operation of the Funds is, in effect, being subsidized by the more than 3.2 million people who entrust TIAA-CREF with their retirement savings.

The Advisor indicated to the Board that this situation could not be sustained and recommended that the Board approve a new investment management agreement that would increase advisory fee rates for the Funds. After careful and lengthy consideration, the Board approved a new investment management agreement with higher advisory fee rates for the Funds in May 2005, pending shareholder approval.

As explained in the proxy materials, the Advisor has informed the Board that if the new agreement is not approved, the Advisor may no longer be able to serve in its advisory role to the Funds. In that case, the Advisor may recommend other possible courses of action, including closing the Funds to new investments or liquidating them, which could have negative consequences for shareholders. The Board would consider the Advisor’s recommendations, along with other possible alternatives, in determining a course of action that would be in the best interests of Fund shareholders.

The Funds’ shareholder meeting is expected to be held in January 2006. All Fund shareholders of record as of October 31, 2005 will be eligible to vote at the meeting.

Shareholders eligible to vote will receive a definitive proxy statement soon, which they should read because it will contain important information about the new investment management agreement to be voted upon at the special meeting of shareholders. Once they are filed with the Securities and Exchange Commission (SEC), the definitive proxy statement and all other relevant documents will be available, free of charge, at the SEC’s website and at www.tiaa-cref.org.

TIAA-CREF clients who are unsure if they own any of the affected TIAA-CREF Institutional Mutual Funds can speak to an individual consultant in TIAA-CREF’s counseling center by calling 1 800 842-2776.

About TIAA-CREF

TIAA-CREF is a national financial services organization and the leading provider of retirement services in the academic, research, medical and cultural fields. With more than $360 billion in combined assets under management (9/30/05), TIAA-CREF is ranked one of Fortune magazine’s largest U.S. companies. Further information can be found at www.tiaa-cref.org.

Contact:

Katherine Miller
202.247.7280
kamiller@tiaa-cref.org